EXHIBIT 99.1

EDITORIAL CONTACT:                             COMPANY CONTACT:
Tamara Polahar                                 Mike Wodopian
Public Relations Manager                       VP Business Development
(916) 854-4336                                 (916) 854-1113
email: tpolahar@level1.com                     mwodopian@level1.com
       -------------------


                      LEVEL ONE COMMUNICATIONS TO ACQUIRE
                             ACCLAIM COMMUNICATIONS

 Acquisition of integrated LAN/WAN switching and routing strengthens leadership
 ------------------------------------------------------------------------------
                      in 10/100 transceivers and repeaters
                      ------------------------------------


SACRAMENTO, CALIF. -- June 25, 1998 -- Level One Communications, Inc. [Nasdaq:
LEVL], announced today that it has signed a definitive agreement to acquire Acclaim Communications, Inc. located in San Jose, California. Acclaim is a provider of Layer 2/3/4 Fast Ethernet and Gigabit Ethernet switches and Integrated Multi Service Access Products. Under the terms of the agreement, which will be recognized as a pooling of interests transaction, Level One will issue five million shares of common stock in exchange for all outstanding shares of Acclaim. The transaction is expected to close in early July and be accretive to 1999 financial results.


This acquisition provides Level One with high performance multi-layer switching and routing silicon technology that will be integrated with Level One's silicon portfolio for networking solutions. In addition, Acclaim's LAN/WAN routing and switching ASIC's, which enable transmission of voice, data, and video over the Internet or over data networks such as Frame Relay and ATM, complement Level One's existing telecom product portfolio. Level One will continue to work with and support Acclaim's customers for existing products with a focus towards becoming the first vendor to provide advanced Networking Systems-on-Silicon for the Intranet and Internet infrastructures.

The explosive growth of Internet and Intranet traffic and applications is expected to continue to stress the WAN infrastructure. "The traditional big box routers connecting various backbone segments will have to be replaced by a new generation of Layer 3 switches," according to Dataquest. Non-local traffic is increasing beyond the capacity of traditional routers, creating a need for a more seamless integration of the LAN/WAN interface.

Vish Akella, president and CEO of Acclaim stated, "Acclaim's multi-dimensional architecture allows for seamless integration of voice and data, wire speed switching and routing, within the LAN and WAN. Acclaim has embedded application intelligence and bandwidth management into its silicon for the next generation of integrated voice and data networks."

"The combination of Level One's Optimal Signal Processing (OSP) transceiver technology and Acclaim's high performance layer 2/3/4 switching and routing technology will set new standards for integration and performance as the LAN and WAN continue to converge," commented Dr. Robert S. Pepper, president and CEO of Level One. "Acclaim's technologies in both the wide area and the local area provide exceptional synergies with our existing market focus in the telecom and network segments. Vish Akella was recently named to Red Herring's Top 10 Entrepreneurs which we believe is a testament to Acclaim's innovation and technology," concluded Dr. Pepper

LEVEL ONE COMMUNICATIONS, INC.

Level One Communications (Nasdaq: LEVL) a leader in communications IC technology, provides silicon connectivity solutions for high-speed telecom and networking applications. These components are critical connecting links in today's telecommunication and data communication (LAN/WAN) networks and are the key building blocks for the Intranets and Internets of the future. Level One combines its strengths in analog and digital circuit design with its communications systems expertise to produce mixed-signal solutions with increased functionality and greater reliability, resulting in lower total system cost. Level One Communications, Inc. is ISO 9001 registered, illustrating the company's commitment to world-class standards and providing high quality products.

Company headquarters are located at 9750 Goethe Road, Sacramento, CA 95827. For information on the company and its products, visit its site on the World Wide Web at HTTP://WWW.LEVEL1.COM

(C) 1998 Level One Communications, Inc., Level One, the Level One logo are
--------------------------------------------------------------------------
registered trademarks of Level One Communications. Any other product names
--------------------------------------------------------------------------
mentioned herein are the property of their respective owners
------------------------------------------------------------


                                       2